Short-Term Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$32,209
Class B	$719
Class C	$2,006
Class F-1	$2,400
Class F-2	$1,064
Total	$38,398
Class 529-A	$807
Class 529-B	$33
Class 529-C	$138
Class 529-E	$41
Class 529-F-1	$110
Class R-1	$34
Class R-2	$91
Class R-3	$104
Class R-4	$67
Class R-5	$2,390
Class R-6	$0
Total	$3,815

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1939
Class B	$0.1194
Class C	$0.1145
Class F-1	$0.1883
Class F-2	$0.2114
Class 529-A	$0.1813
Class 529-B	$0.1065
Class 529-C	$0.1066
Class 529-E	$0.1567
Class 529-F-1	$0.2059
Class R-1	$0.1156
Class R-2	$0.1094
Class R-3	$0.1520
Class R-4	$0.1854
Class R-5	$0.2139
Class R-6	$0.0201

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	235,303
Class B	7,880
Class C	21,883
Class F-1	15,527
Class F-2	22,687
Total	303,280
Class 529-A	7,648
Class 529-B	577
Class 529-C	2,303
Class 529-E	430
Class 529-F-1	821
Class R-1	325
Class R-2	1,524
Class R-3	1,252
Class R-4	740
Class R-5	918
Class R-6	0
Total	16,538

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.02
Class B	$10.02
Class C	$10.02
Class F-1	$10.02
Class F-2	$10.02
Class 529-A	$10.02
Class 529-B	$10.02
Class 529-C	$10.02
Class 529-E	$10.02
Class 529-F-1	$10.02
Class R-1	$10.02
Class R-2	$10.02
Class R-3	$10.02
Class R-4	$10.02
Class R-5	$10.02
Class R-6	$0